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                                                                   EXHIBIT 10.26

        Written Description of Compensatory Plan for Keith E. Gottfried
     (Approved by the Compensation Committee of the Board of Directors of
               Borland Software Corporation on December 19, 2000
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     On December 19, 2000, the Compensation Committee ("Compensation Committee")
of the Board of Directors of Borland Software Corporation ("Borland) approved a forgivable loan (the "Loan") to Keith E. Gottfried, Senior Vice President-Law and Corporate Affairs, General Counsel and Corporate Secretary of Borland. The Loan may only be used to purchase a residence (the "Residence"), including related purchase closing costs, within a reasonable commuting distance of Borland's corporate headquarters in Scotts Valley, California. The principal amount of the Loan will be five hundred thousand dollars ($500,000), will bear interest at a rate still to be determined by the Compensation Committee and will be secured by a security interest in the Residence. The Loan will be forgivable over a five (5) year period, provided that Mr. Gottfried remains employed by Borland over this five-year period. As of March 27, 2001, the Loan has not yet been drawn upon by Mr. Gottfried and, when drawn upon, will be made pursuant to a promissory note and a related deed of trust, both in forms acceptable to Borland.